Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 333-221703) of Sterling Bancorp, Inc. of our report dated March 26, 2021 relating to the consolidated financial statements of Sterling Bancorp, Inc. appearing in this Annual Report on Form 10-K for the year-ended December 31, 2020.

/s/ Crowe LLP

Cleveland, Ohio
March 26, 2021